Exhibit 12.1

Los Angeles Office 10880 Wilshire Blvd., 19th Floor Los Angeles, CA 90024 P 310.299.5500 F 310.299.5600 www.mrllp.com

June 1, 2020

To the Board of Directors

Elegance Brands, Inc.

9100 Wilshire Blvd., Suite 362W

Los Angeles, CA 90212

Re:	Elegance Brands, Inc.
Offering Statement on Form 1-A File No. 024-11164

Ladies and Gentlemen:

We are acting as counsel to Elegance Brands, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of Amendment No. 1 to the Offering Statement on Form 1-A, File No. 024-11164 (the “Offering Statement”), relating to the offer and sale pursuant to the Offering Statement, by the Company, of up to 57,000,000 units (the “Units”), with each Unit consisting of one share (a “Share”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), and a warrant to purchase half a share of Common Stock of the Company, at an exercise price of $0.75 per Share.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Units.  For purposes of rendering this opinion, we are familiar with the Offering Statement, and we have examined the Company’s Certificate of Incorporation, as amended to date, the Company’s By-laws, as amended to date, and corporate actions of the Company that provided for the issuances of the Units. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued, delivered and paid for as contemplated in the Offering Statement, will be legally and validly issued, fully paid and non-assessable.

We express no opinion as to the effect of subsequent issuances of securities to the extent that, notwithstanding its reservation of shares, the Company may issue so many shares of Common Stock that there are not enough remaining authorized but unissued shares of Common Stock for the exercise of the Warrants.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of our name under the heading “Experts” in the prospectus constituting a part thereof.

Very truly yours,

/s/ Michelman & Robinson, LLP

MICHELMAN & ROBINSON, LLP

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